Exhibit 99.1

Contacts:
LHA Investor Relations
Bruce Voss
Email:	bvoss@lhai.com
Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports First Quarter 2021 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (May 3, 2021) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three months ended March 31, 2021 and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“This year has opened strong for Ligand with solid financial performance and great results from all of our core technology platforms,” said John Higgins, Chief Executive Officer. “We are very pleased to report a smooth and efficient integration of the four acquisitions we closed last year. Our R&D team has expanded considerably and we are reaping the benefits of these transactions with more licensing deals and contract revenue. Working within a highly dynamic and unpredictable COVID-19 landscape, we continue to play a key role supporting the manufacture of remdesivir through the supply of Captisol® to numerous partners around the globe. We anticipate 2021 will be the highest year of total revenues in Ligand’s history, and we look forward to multiple regulatory approvals later this year of drugs based on our technologies.”

First Quarter 2021 Financial Results
Total revenues for the first quarter of 2021 were $55.2 million, compared with $33.2 million for the same period in 2020. Royalties for the first quarter of 2021 were $7.1 million, compared with $6.6 million for the same period in 2020. Captisol sales were $31.3 million for the first quarter of 2021, compared with $21.1 million for the same period in 2020, with the increase primarily due to higher sales of Captisol for use with remdesivir. Contract revenue was $16.8 million for the first quarter of 2021, compared with $5.5 million for the same period in 2020, with the increase primarily due to the timing of partner milestone events and the acquisitions of Icagen in April 2020 and Pfenex in October 2020.

Cost of Captisol was $8.2 million for the first quarter of 2021, compared with $4.7 million for the same period in 2020, with the increase primarily due to higher sales of Captisol. Amortization of intangibles was $11.8 million for the first quarter of 2021, compared with $3.5 million for the same period in 2020, with the increase primarily due to amortization of contractual relationships and technologies acquired from Icagen and Pfenex. Research and development expense was $17.9 million for the first quarter of 2021, compared with $11.9 million for the same period of 2020, with the increase primarily due to additional expenses following the Icagen and Pfenex acquisitions. General and administrative expense

Exhibit 99.1
was $12.6 million for the first quarter of 2021, compared with $9.3 million for the same period in 2020, with the increase primarily due to additional expenses following the Icagen and Pfenex acquisitions.

Net income for the first quarter of 2021 was $18.1 million, or $1.05 per diluted share, compared with net loss of $(24.1) million, or $(1.46) per share, for the same period in 2020. Net income for the first quarter of 2021 included a $9.1 million net non-cash gain from the value of Ligand’s short-term investments, while net loss for the first quarter of 2020 included a $(29.7) million net non-cash loss from the value of Ligand’s short-term investments. Adjusted net income for the first quarter of 2021 was $24.3 million, or $1.41 per diluted share, compared with $15.3 million, or $0.89 per diluted share, for the same period in 2020. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

As of March 31, 2021, Ligand had cash, cash equivalents and short-term investments of $339.2 million.

2021 Financial Guidance
Ligand today affirms its guidance for 2021 total revenues to be approximately $291 million and 2021 adjusted earnings per diluted share to be approximately $6.15. Ligand’s revenue guidance is subject to unexpected changes in demand for Captisol related to remdesivir and the timing and amount of contract payments from milestone events. Ligand may update total revenue guidance at any time during the year, in particular as the COVID-19 pandemic and demand for Captisol related to remdesivir continues to evolve.

First Quarter 2021 and Recent Business Highlights

In February, Travere announced that sparsentan achieved its pre-specified interim focal segmental glomerulosclerosis (FSGS) partial remission of proteinuria endpoint (FPRE) in the DUPLEX Phase 3 study after 36 weeks of treatment. Sparsentan demonstrated a statistically significant response on FPRE compared with the active control, irbesartan (p=0.0094). Preliminary results from the interim analysis suggest that sparsentan was generally well-tolerated and showed a comparable safety profile to irbesartan. Based on the data from the interim analysis, Travere intends to pursue submissions for accelerated approval of sparsentan for FSGS in the second half of 2021. Additionally, in February the European Commission granted orphan designation to sparsentan for the treatment of IgA nephropathy (IgAN), a rare kidney disorder and a leading cause of end-stage kidney disease. Travere is conducting an ongoing, global pivotal Phase 3 clinical trial (PROTECT) to evaluate the long-term nephroprotective potential of sparsentan for the treatment of IgAN. Travere anticipates topline interim efficacy data in the third quarter of 2021.

OmniAb® Platform Updates
OmniAb is Ligand’s industry-leading, AI- and BI- (Biological Intelligence™) powered multi-species antibody platform for the discovery of mono- and bispecific therapeutic human antibodies. 2020 was a year of major investment with the acquisition and development of multiple technologies that enhance the offering for OmniAb partners, including the addition of antigen-generation services as well as deep-sequence analysis of functional antibody repertoires. As of March 31, 2021, 17 different OmniAb-derived antibodies have been studied in approximately 73 active or completed clinical trials. Progress by multiple OmniAb partners during the first quarter resulted in more than $4 million in milestone payments being earned by Ligand. Ligand expects the first regulatory approvals for OmniAb-derived antibodies in 2021.

On January 11, Aptevo Therapeutics provided an update on their ongoing Phase 1/1b trial of APVO436 in AML/HR-MDS, noting that patient dosing in cohorts 1 through 9 has completed and enrollment in cohort 10 is ongoing. APVO436 is an OmniAb-derived bispecific antibody targeting CD123 and CD3 for the potential treatment of hematological malignancies.

Exhibit 99.1

On February 8, CStone Pharmaceuticals announced that the OmniAb-derived anti-PD-L1 antibody sugemalimab was granted Breakthrough Therapy Designation (BTD) in China for the treatment of patients with relapsed or refractory extranodal natural killer/T-cell lymphoma (R/R ENKTL). In October 2020, sugemalimab was granted Orphan Drug Designation in the U.S. for the treatment of T-cell lymphoma and BTD for the treatment of R/R ENKTL. A New Drug Application (NDA) for sugemalimab is under review in China for Stage IV squamous/non-squamous non-small cell lung cancer, and CStone expects a determination in the second half of 2021.

On January 27, Harbour BioMed announced that Batoclimab (HBM9161), a novel investigational anti-FcRn antibody, was granted BTD in China for treatment of adult patients with myasthenia gravis.

Pelican Platform Updates
The Pelican Expression Technology™ is Ligand's proprietary Pseudomonas fluorescens protein expression technology that has major collaborations with Jazz Pharmaceuticals, Merck, Serum Institute of India and Alvogen, each of which has potential to contribute meaningfully to Ligand’s royalty revenue.

On January 12, Merck announced that the U.S. Food and Drug Administration (FDA) accepted for priority review a Biologics License Application (BLA) for V114, Merck’s investigational 15-valent pneumococcal conjugate vaccine, for the prevention of invasive pneumococcal disease in adults 18 years of age and older. The FDA set a Prescription Drug User Fee Act (PDUFA), or target action date, of July 18, 2021. The European Medicines Agency is also reviewing an application for licensure of V114 in adults.

On January 18, Alvogen’s partner Thermarex announced the launch of Livogiva® in the EU. Livogiva is a biosimilar of the reference medicine Forsteo® (teriparatide) and therapeutic equivalence has been demonstrated in a Phase 3 clinical study in patients with severe osteoporosis who were treated for 6 months.

On April 6, Arcellx announced FDA clearance of their Investigational New Drug application for ACLX-001, an engineered cell therapy for the treatment of multiple myeloma. Arcellx presented preclinical data supporting Arcellx’s ARC-SparX platform cell therapy ACLX-001, a novel BCMA-targeted CAR-T, at the AACR annual meeting in April of 2021.

Captisol® Business Updates
Captisol is utilized in the formulation of Gilead Sciences’ Veklury® (remdesivir). The product has been approved or authorized for temporary use as a treatment for COVID-19 in approximately 50 countries worldwide and is included in more than 40 ongoing interventional or observational clinical studies. In addition to supplying Gilead, Ligand is also supplying Captisol to Gilead’s voluntary licensing generic partners who are manufacturing remdesivir for 127 other countries. Gilead announced the decision to stop its Phase 3 study with intravenous Veklury in high-risk non-hospitalized patients with COVID-19 due to the evolution of the COVID-19 landscape. Gilead stated they continue to develop an investigational inhaled dosage form of remdesivir and expect results from the ongoing proof-of-concept study later this year.

On March 31, the FDA approved the addition of the anti-CD38 monoclonal antibody (mAb) Sarclisa (isatuximab) to the combination of Kyprolis® (carfilzomib) and dexamethasone to treat adult patients with relapsed or refractory multiple myeloma who have received one to three prior lines of therapy. Kyprolis is also approved in combination with the anti-CD38 mAb Darzalex (daratumumab) plus dexamethasone for

Exhibit 99.1
the treatment of patients with relapsed or refractory multiple myeloma who have received a maximum of three prior lines of therapy.

On April 27, Aldeyra announced positive topline results from the Phase 3 INVIGORATE trial of 0.25% reproxalap ophthalmic solution (reproxalap), an investigational, novel small-molecule covalent inhibitor of RASP (reactive aldehyde species), in patients with allergic conjunctivitis. The clinical trial achieved statistical significance (p<0.0001) for the primary endpoint of change from baseline in subject-reported ocular itching score, and all secondary endpoints including investigator-assessed ocular redness, patient-reported ocular tearing score and total ocular severity score. Aldeyra plans to meet with the FDA in the second half of 2021 to discuss the INVIGORATE results and the potential submission of an NDA.

Other Business Updates
On April 21, Sermonix Pharmaceuticals announced a preclinical collaboration with Jay Gertz, Ph.D., a researcher at the Huntsman Cancer Institute and associate professor of oncological sciences at the University of Utah, to examine the potential effects of lasofoxifene on unique models of endometrial cancer that carry ESR1 mutations. Lasofoxifene has shown novel activity in ESR1 mutations, and Sermonix is currently enrolling patients in two Phase 2 Evaluation of Lasofoxifene in ESR1 Mutations (ELAINE) studies in metastatic breast cancer.

Ligand provides regular updates on individual partner events through its Twitter account, @Ligand_LGND.

Adjusted Financial Measures
The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 540-1167 from the U.S. or (929) 517-0358 from outside the U.S., using the conference ID 7398698. To participate via live or replay webcast, a link is available at www.ligand.com.

About OmniAb®

Exhibit 99.1
The OmniAb antibody discovery platform provides Ligand’s biopharmaceutical industry partners access to the world’s most advanced antibody repertoires and screening technologies to enable unparalleled discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence™ (BI) of our proprietary transgenic animals, including OmniRat, OmniChicken and OmniMouse, each capable of generating high quality fully human antibodies that have been optimized naturally through in vivo affinity maturation. OmniFlic (transgenic rat) and OmniClic (transgenic chicken) address industry needs for bispecific antibody applications though a common light chain approach, and OmniTaur features unique structural attributes of cow antibodies for complex targets. OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through AI-enhanced antigen design and immunization methods, paired with high-throughput microfluidic-based single B cell screening and deep computational analysis of next-generation sequencing datasets to identify fully human antibodies with superior performance and developability characteristics. The OmniAb suite of technologies and differentiating AI and BI features are combined to offer a highly efficient and customizable end-to-end solution for the growing antibody discovery needs of the global biopharmaceutical industry.

About the Pelican Expression Technology™
Pelican is a robust, validated, cost-effective and scalable platform for recombinant protein production, and is especially well-suited for complex, large-scale protein production where traditional systems are not suitable. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, Pelican is well positioned to meet these growing needs as the most comprehensive broadly available protein production platform in the industry.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead’s VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with more than 400 issued patents worldwide relating to the technology (including over 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we

Exhibit 99.1
do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Protein Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production, and is especially well-suited for complex, large-scale protein production where traditional systems are not suitable. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Servier, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to supply Captisol to Gilead and other partners; the potential opportunities for Ligand and its partners related to development of COVID-19 treatments; the timing of product launches by Ligand or its partners; the potential for regulatory approvals of our partners’ product candidates including the first potential approvals for an OmniAb-derived antibody; and guidance regarding 2021 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol sales or contract revenue; the COVID-19 pandemic has disrupted and may continue to disrupt Ligand’s and its partners’ business, including delaying manufacturing, preclinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; Ligand may not achieve its guidance for 2021; the FDA may revise or revoke approval for remdesivir for the treatment of patients with COVID-19 requiring hospitalization based on later information regarding the safety or efficacy of remdesivir; the commercial opportunity for remdesivir could be materially and adversely affected as a result of approved vaccines and alternative approved and investigational therapies; Gilead may develop an alternative formulation of remdesivir that does not incorporate Captisol or uses less Captisol in such formulation; there may not be a market for the product(s) even if successfully developed and approved; Ligand is currently dependent on single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Amgen, Acrotech Biopharma or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with

Exhibit 99.1
integrating recently completed acquisitions with Ligand’s existing businesses; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional contract revenue we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product and EVOMELA, an Acrotech Biopharma product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Pelican®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020 (1)
Revenues:
Royalties	$7,112	$6,565
Captisol	31,272	21,109
Contract	16,766	5,487
Total revenues	55,150	33,161
Operating costs and expenses:
Cost of Captisol	8,153	4,683
Amortization of intangibles	11,786	3,535
Research and development	17,879	11,891
General and administrative	12,617	9,264
Total operating costs and expenses	50,435	29,373
Income from operations	4,715	3,788
Gain (loss) from short-term investments	13,061	(30,741)
Interest expense, net	(5,535)	(3,818)
Other income (expense), net	(6,477)	356
Total other income (loss), net	1,049	(34,203)
Income (loss) before income taxes	5,764	(30,415)
Income tax benefit	12,342	6,284
Net income (loss):	$18,106	$(24,131)

Basic net income (loss) per share	$1.10	$(1.46)
Shares used in basic per share calculation	16,435	16,529

Diluted net income (loss) per share	$1.05	$(1.46)
Shares used in diluted per share calculations	17,248	16,529

(1) Certain reclassifications have been made to the prior period data to conform with the current period presentation.

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$339,207	$411,186
Accounts receivable, net	54,436	56,847
Inventory	36,932	26,487
Income taxes receivable	1,145	2,217
Other current assets	5,708	3,822
Total current assets	437,428	500,559
Deferred income taxes, net	27,432	24,320
Goodwill and other identifiable intangible assets, net	774,300	784,992
Commercial license and other economic rights, net	10,451	10,979
Operating lease right-of-use assets	7,611	6,892
Finance lease right-of-use assets	17,950	15,842
Other assets	19,949	18,701
Total assets	$1,295,121	$1,362,285
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$21,579	$22,314
Current contingent liabilities	41,509	39,884
Current operating lease liabilities	2,173	1,885
Current finance lease liabilities	5,437	6,593
Deferred revenue	25,107	29,435
Total current liabilities	95,805	100,111
2023 convertible senior notes, net	352,313	442,293
Long-term contingent liabilities	9,548	9,249
Deferred income taxes, net	56,812	64,598
Other long-term liabilities	34,803	36,509
Total liabilities	549,281	652,760
Total stockholders' equity	745,840	709,525
Total liabilities and stockholders' equity	$1,295,121	$1,362,285

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2021	2020(7)

Net income (loss)	$18,106	$(24,131)
Share-based compensation expense	8,405	5,653
Non-cash interest expense(1)	4,916	7,203
Amortization related to acquisitions and intangible assets	11,786	3,535
Amortization of commercial license and other economic rights(2)	528	3,730
Change in contingent liabilities(3)	1,684	(367)
Acquisition and integration costs(4)	422	—
Loss (gain) from short-term investments	(13,061)	30,741
Realized gain (loss) from short-term investments	3,912	(1,055)
Other(5)	6,089	263
Income tax effect of adjusted reconciling items above	(6,357)	(9,411)
Excess tax benefit from share-based compensation(6)	(12,120)	(886)
Adjusted net income	24,310	15,275
Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$1.05	$(1.46)
Share-based compensation expense	0.49	0.34
Non-cash interest expense(1)	0.29	0.44
Amortization related to acquisitions and intangible assets	0.68	0.21
Amortization of commercial license and other economic rights(2)	0.03	0.23
Change in contingent liabilities(3)	0.10	(0.02)
Acquisition and integration costs(4)	0.02	—
Loss from short-term investments	(0.76)	1.85
Realized gain from short-term investments	0.23	(0.06)
Other(5)	0.35	0.01
Income tax effect of adjusted reconciling items above	(0.37)	(0.57)
Excess tax benefit from share-based compensation(6)	(0.70)	(0.05)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	(0.04)
Adjusted net income	1.41	0.89

GAAP - Weighted average number of common shares-diluted	17,248	16,529
Add: Shares excluded due to anti-dilutive effect on GAAP net loss	—	611
Adjusted weighted average number of common shares-diluted	17,248	17,140

Exhibit 99.1

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) For the three months ended March 31, 2021, the amount represents the amortization of commercial license and other economic rights to revenue. For the three months ended March 31, 2020, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in the amounts of $1,222 and $2,508, respectively.

(3) Amounts represent changes in fair value of contingent consideration related to Icagen, Pfenex, Crystal, CyDex, and Metabasis transactions.

(4) Amounts represent severance costs, legal fees and certain contract termination costs in connection with the acquisitions.

(5) Amounts primarily relate to loss on debt extinguishment.

(6) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(7) Certain reclassifications have been made to the prior period data to conform with the current period presentation.

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